Exhibit 10.6.4

Summary of 2020 Incentive Plans

On December 17, 2019, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West”) Board of Directors (the “Board”) approved the portion of the APS 2020 Annual Incentive Award Plan (the “APS Plan”) that provides an incentive award opportunity for Jeffrey B. Guldner, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and Arizona Public Service Company ("APS").  On December 18, 2019, the Board, acting on the recommendation of the Committee, approved the portion of the APS Plan that includes an incentive award opportunity for James R. Hatfield, Executive Vice President and Chief Financial Officer of Pinnacle West and APS and Daniel T. Froetscher, Executive Vice President, Operations of APS and the APS 2020 Annual Incentive Award Plan for Palo Verde Employees (the “Palo Verde Plan”), which includes an incentive award opportunity for Robert S. Bement, Executive Vice President and Chief Nuclear Officer of APS.

No incentive payments will be awarded under the APS Plan unless Pinnacle West, with respect to Mr. Guldner, or APS, with respect to Messrs. Hatfield and Froetscher, each achieves a specified threshold earnings level. The award opportunities for Mr. Guldner under the APS Plan are based on the achievement of specified 2020 Pinnacle West earnings levels and specified business unit performance goals.  Mr. Guldner has a target award opportunity of up to 110% of his base salary.  Mr. Guldner may earn less or more than the target amount, up to a maximum award opportunity of 220% of base salary, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  The business unit performance indicators for Mr. Guldner are in the functional areas of customer service, transmission and distribution, fossil generation, corporate resources and performance of the Palo Verde Generating Station.

The award opportunities for Messrs. Hatfield and Froetscher under the APS Plan are based on the achievement of specified 2020 APS earnings levels and specified business unit performance goals.  Mr. Hatfield has a target award opportunity of up to 75% of his base salary and Mr. Froetscher has a target award opportunity of up to 90% of his base salary.  Messrs. Hatfield and Froetscher may earn less or more than the target amount, up to a maximum award opportunity of 150% of base salary for Mr. Hatfield and 180% for Mr. Froetscher, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  The business unit performance indicators that will be considered for Messrs. Hatfield and Froetscher are derived from the APS critical areas of focus, as provided in its “Core” strategic framework, in the functional areas of employees, operational excellence, and shareholder value.

The award opportunity for Mr. Bement under the Palo Verde Plan is based on the achievement of specified 2020 APS earnings levels and specified business unit performance goals. No incentive payment will be awarded to Mr. Bement under the APS earnings portion of the Palo Verde Plan unless Palo Verde achieves specified business unit performance goals and APS achieves a target threshold earnings level.  The business unit performance indicators for Mr. Bement under the Palo Verde Plan are in the functional areas of employees, operational excellence, performance improvement and shareholder value.  Mr. Bement has a target of 75% of his base salary, and up to a maximum of 150% of his base salary, depending on the achievement of the earnings and business unit performance goals, separately or in combination, and before adjustment for individual performance. Effective on January 21, 2020 when Mr. Bement transitions to Executive Vice President and Special Advisor to the Chief Executive Officer of APS, Mr. Bement will remain under the Palo Verde Plan with a target of 75% of his base salary. Due to Mr. Bement’s retirement, he will receive a prorated award under the Palo Verde Plan based on the amount of time he was actively employed during the plan year.

The Committee may adjust targets or incentive results under the APS Plan and Palo Verde Plan to reflect unanticipated events or unusual or nonrecurring adjustments to Pinnacle West or APS earnings (as applicable) that arise in the APS Plan year, including Arizona Corporation Commission rate-related impacts on

Exhibit 10.6.4

earnings. Any awards for Messrs. Guldner, Hatfield, Froetscher and Bement are subject to potential forfeiture or recovery in accordance with Pinnacle West’s Clawback Policy.